Exhibit 10.14

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONFIDENTIAL

EXECUTION VERSION

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 2, 2023 (the “Effective Date”), between TriSalus Life Sciences, Inc., a Delaware corporation (the “Company”), and Mary Szela (“Executive”).

This Agreement amends and restates the prior Amended and Restated Employment Agreement entered into between the Company and Executive, dated November 11, 2022 (the “Prior Agreement”). Executive expressly consents to the terms of this Agreement and confirms that there are no circumstances as of the date of this Agreement that constitute, and nothing contemplated in this Agreement shall be deemed for any purpose to be or to create, an involuntary termination without Cause or a Good Reason resignation right under this Agreement or the Prior Agreement. Executive waives any claim or right Executive may have (if any) to assert that this Agreement forms the basis for a without Cause termination or Good Reason resignation under any severance or change in control plan, agreement or policy maintained by the Company, including for purposes of Sections 4(c) or 4(d) of the Prior Agreement.

RECITALS

A.Executive and the Company are entering into this Agreement setting forth the terms and conditions of Executive’s employment with the Company. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions contained in this Agreement.

B.As an executive employee of the Company, Executive will have access to and Executive will become familiar with, acquire knowledge of and develop or maintain the Confidential Information (as defined below), whether currently existing or to be developed in the future, which Executive recognizes permits the Company to enjoy a competitive advantage, and the disclosure to and/or use of such Confidential Information by competitors, potential competitors and/or any third-party would cause irreparable harm to the Company.  Executive and the Company desire to enter into this Agreement in order to, among other things, protect the Confidential Information and the Company’s business relationships.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Executive agree as follows:

1.Definitions.  As used herein, the following terms shall have the meanings ascribed to them in this Section 1:

(a)“Affiliate” means with respect to any party, any corporation, limited liability company, partnership, joint venture, firm and/or other entity which directly or indirectly Controls, is Controlled by or is under common Control with such party.

(b)“Board of Directors” means the board of directors of the Company.

(c)“Change in Control” shall mean the occurrence of any of the following events:

(i)Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board of Directors will not be considered a Change in Control; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended a change in the effective control of the Company which occurs on the date that a majority of members of the Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, Executive and the Company acknowledge and agree that the SPAC Merger and its related transactions shall not be considered a Change in Control for any purposes of this Agreement.  As used herein, “SPAC Merger” shall mean the Company’s pending merger transaction with a subsidiary of MedTech Acquisition Corporation.

(d)“Compensation Committee” means a committee of the Board of Directors which has been delegated responsibility for employee compensation matters or, in the absence thereof, the entire Board of Directors.

(e)“Confidential Information” means confidential or proprietary information and/or techniques of the Company or any of its Subsidiaries or Affiliates entrusted to, developed by, or made available to Executive, whether in writing, in computer form, reduced to a tangible form in any medium, or conveyed orally, that is not generally known by others in the form in which it is or was used by the Company or any of its Subsidiaries or Affiliates.  Examples of Confidential Information include, without limitation:  (i) sales, sales volume, sales methods, sales proposals, business plans or statements of work; (ii) Customers, Prospective Customers, and Customer records, including contact, preference and other Customer information; (iii) costs and general price lists and prices charged to specific Customers; (iv) the names, addresses, contact information and other information concerning any and all brokers, vendors and suppliers and prospective brokers, vendors and suppliers; (v) terms of contracts; (vi) non-public information and materials describing or relating to the business or financial affairs of the Company or any of its Subsidiaries or Affiliates, including but not limited to, financial statements, budgets, projections financial and/or investment performance information, research reports, personnel matters, products, services, operating procedures, organizational responsibilities and marketing matters, policies or procedures; (vii) information and materials describing existing or new processes, products and services of the Company or any of its Subsidiaries or Affiliates, including marketing materials, analytical data and techniques, and product, service or marketing concepts under development by or for the Company or any of its Subsidiaries or Affiliates, and the status of such development; (viii) the business or strategic plans of the Company or any of its Subsidiaries or Affiliates; (ix) the information technology systems, network designs, computer program code, and application practices of the Company or any of its Subsidiaries or Affiliates; (x) acquisition candidates of the Company or any of its Subsidiaries or Affiliates or any business plans, studies or assessments relating thereto; (xi) information relating to Executive Developments; and (xii) trademarks, service marks, trade secrets, trade names and logos.  The terms of this Agreement shall be deemed to be Confidential Information.  Confidential Information does not include information that becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, including any breach of this Agreement.

(f)“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the power to direct the management and policies of another person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(g)“Covered Entity” means every Affiliate of Executive, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in or to which Executive has an investment (whether through debt or equity securities), maintains any capital contribution or has made any advances, or in which any Affiliate of Executive has an ownership interest or profit sharing percentage.  The agreements of Executive contained herein specifically apply to each entity which is presently a Covered Entity, or which becomes a Covered Entity subsequent to the date of this Agreement.  Notwithstanding the foregoing, nothing contained in this Agreement prohibits Executive from owning less than 3% of any class of voting securities, publicly held and quoted on a recognized securities exchange or inter-dealer quotation system, of any issuer, and no such issuer shall be considered a Covered Entity solely by virtue of such ownership or the incidents thereof.

(h)“Customer” means any person or entity for whom the Company or any of its Subsidiaries or Affiliates (i) provides (or contracted to provide) goods or services as of the date hereof or at any time during the Term or (ii) has provided goods or services at any time during the one-year period prior to the date hereof.

(i)"Curable Discharge Event" means (i) willful misfeasance or nonfeasance by Executive of her assigned duties consistent with her title and position, which includes not following the reasonable direction of the Board of Directors or intentionally refusing to perform her assigned duties consistent with her title and position; (ii) a material violation of any Company policies that are written or otherwise communicated to the Executive, or  Executive's breach of any provision of this Agreement.

(j)“Discharge for Cause” means termination of employment for any one or more of the following: (i) the occurrence of any Curable Discharge Event; (ii) Executive's engagement in illegal, dishonest or fraudulent conduct or in any act of moral turpitude, in each case against the Company or its Affiliates or which the Board of Directors determines in good faith has been or is likely to be injurious to the interest, property, operations, business or reputation of the Company or any of its Subsidiaries or Affiliates; or (iii) Executive's commencement of employment or engagement with another company or enterprise while she is an employee of the Company without the prior consent of the Board of Directors.

(k)“Discharge Without Cause” means the Company’s termination of Executive’s employment hereunder during the Term for any reason other than a Discharge For Cause or due to Executive’s death or Permanent Disability.

(l)“Executive Developments” means any invention, discovery, design, idea, copyrightable work, trademark or service mark, patent, information, material or other development which is or was conceived, discovered, created, reduced to practice or otherwise developed by Executive, either solely or with others: (i) within the scope of Executive’s employment with the Company, (ii) with the use of materials, technology, information, facilities, equipment or other resources of the Company or any of its Subsidiaries or Affiliates, or (iii) relating to any past, present or contemplated publication, product or activity of the Company or any of its Subsidiaries or Affiliates of which Executive has knowledge while employed by the Company.  Examples of Executive Developments include, without limitation, (A) Customer proposals and statements of work, (B) contact, preference and other information relating to Customers and Prospective Customers, (C) research reports and other research results for the Company’s or any of its Subsidiaries’ or Affiliates’ publications, consulting activities or client projects, (D) business and marketing plans and research results, (E) cost and pricing information, (F) financial statements, records and information, (G) computer program code, architectures, specifications and documentation, (H) system and network designs and configurations, (I) technical memoranda, specifications, designs, manuals and research results, (J) concepts, processes, machines, technologies, algorithms, ideas and concepts, (K) writings, drawings, graphic works and audiovisual works, (L) trademarks, service marks, trade names and logos and (M) any portions, combinations, modifications and derivatives of the foregoing.

(m)"Permanent Disability" means Executive's inability to perform Executive's duties hereunder due to a physical or mental condition for a period in excess of 90 consecutive days or more than 120 days in any consecutive 12-month period.

(n) “Prospective Customer” means any person or entity with whom the Company or any of its Subsidiaries or Affiliates has communicated or whom the Company or any of its Subsidiaries or Affiliates has solicited for the purposes of obtaining such person or entity as a Customer and/or whom the Company or any of its Subsidiaries or Affiliates has analyzed concerning the potential of such person or entity to become a Customer, at any time during the one-year period prior to the date hereof or at any time during the Term.

(o)“Subsidiary” means any corporation, trust, general or limited partnership, limited liability company, limited liability partnership, firm, company or other business enterprise in which the Company owns, directly or indirectly, 50% or more of the voting stock or any other class of securities having the power to elect directors or managers, as applicable.

(p)“Resignation For Good Reason” means voluntary resignation by Executive of her employment with the Company if, without the prior consent of Executive: (i) there is a material reduction by the Company in Executive's base salary then in effect; (ii) the Company acts in any way that would materially adversely affect Executive's participation in or materially reduce Executive's benefits under any benefit plan of the Company in which Executive is participating, other than any change generally affecting similarly situated employees of the Company, and other than any action not taken in bad faith and which is remedied by the Company promptly upon receipt of notice thereof given by Executive; (iii) the Company materially breaches the terms of this Agreement; (iv) the Company acts in any way that would result in a material permanent reduction in the scope of Executive's authority or level of responsibility from that consistent with the title and position set forth in Section 2(a); or (v) Executive is required to relocate her principal place of employment to a location more than fifty (50) miles from the location of such Executive's principal place of employment as of the Effective Date, without Executive's prior written consent; provided that, in each case, the Company shall have been provided at least 30 days' notice of such event or breach prior to Executive's termination of employment and shall not have cured such event or breach within such 30-day period.

2.Capacities and Duties.

(a)Title.  Executive is hereby employed in the capacity of Chief Executive Officer and President.  Executive shall report directly to the Board of Directors.  Executive will at all times abide by the Company’s written personnel policies applicable to similarly situated employees of the Company as in effect from time to time and provided to Executive, and will faithfully, industriously and to the best of Executive’s ability, experience and talents perform all of the duties that are reasonably requested by the Board of Directors consistent with Executive’s position and title and that may be required of and from Executive pursuant to the terms hereof.

(b)Exclusive Services.  During the Term, Executive agrees to devote Executive’s best efforts and full business time to rendering services to the Company.  Executive is specifically restricted from being employed by any other company, other than a Subsidiary or an Affiliate of the Company, while under the Company’s employ pursuant to this Agreement.  During the Term, the Executive shall not engage in any other business activity that would interfere with her responsibilities or the performance of her duties under this Agreement.  Notwithstanding the foregoing, Executive may continue to serve as a member of the board of directors of those entities for which Executive serves as of the Effective Date which positions are set forth on Exhibit A (“Existing Board Positions”). In the event that, during her employment by the Company, Executive desires to serve as a member of the board of directors of entities currently not identified,

Executive will, prior to engaging in such activity, first seek written approval from the Chairman of the Board of Directors.

(c)Principal Place of Employment.  Executive's principal place of employment shall be at the Company’s offices located at 2275 Half Day Rd., Bannockburn, IL 60015; provided; however; Executive acknowledges and agrees that substantial travel will be required in connection with the performance of Executive's duties as Chief Executive Officer, such travel to include frequent and/or extended travel to the Company's principal offices in Colorado. During the Term, Company shall provide reasonable office space in or near Chicago, Illinois, as may be reasonably agreed to by Executive and the Board of Directors to act as Executive's principal office location during the Term. The Company shall bear the cost of such office in Chicago, Illinois and shall reimburse all reasonable travel and accommodation expenses of Executive's business travel, including to the Company's principal offices.

3.Compensation and Benefits.  In consideration for Executive’s services, the Company agrees to pay Executive compensation as follows:

(a)Salary.  Executive’s annual base salary will be $466,875.24 to be paid according to the Company’s payroll practices applicable to similarly situated employees.  Executive’s base compensation will be subject to annual review by the Board of Directors and the Compensation Committee who shall review and may increase Executive’s base compensation for the following year in the sole discretion of the Board of Directors or the Compensation Committee.

(b)Annual Bonus.  Executive shall be entitled to participate in an annual bonus plan each calendar year. The award of this annual bonus (the “Annual Bonus”) requires realization of certain profitability or other financial objectives by the Company, business initiatives and other criteria to be determined by the Board of Directors. The Annual Bonus, if any, will be up to 50% of Executive’s current annual base salary in effect from time to time, and it will be earned and paid in accordance with the Company’s policies applicable to similarly situated employees.  However, subject to the terms of Section 4, Executive need not be employed by the Company at the time of any such Annual Bonus payment in order to be eligible for any such payment, and Executive's rights to be paid any bonus vest at the time such goals forming the basis for a bonus are achieved. Notwithstanding the foregoing, Executive and the Company agree that the payable amount of an Annual Bonus, if any, in any year, may be greater than or less than an amount referenced in this Section in the event that actual performance either exceeds or does not meet the Annual Bonus objectives, as the case may be, as determined by the Board of Directors or the Compensation Committee.

(c)Reimbursement of Expenses.  The Company shall reimburse Executive for any reasonable business expenses incurred by Executive in the ordinary course of the Company’s business in accordance with the Company’s reimbursement policies then in effect.  These expenses shall be substantiated by invoices and receipts, to be submitted by Executive within 30 days after incurrence.

(d)Benefits.  During the Term, Executive shall be entitled to participate in all benefits of employment generally available to the Company’s other similarly situated employees when and as such benefits, if any, become available and Executive becomes eligible for them, including any vacation, sick leave, medical, dental, life and disability insurance benefits, long term incentive plan and/or profit-sharing plan. In addition, in connection with Executive’s employment, Executive has received and may in the future be eligible to receive, from time to time, grants of stock options or other equity-based incentives that will vest over time or based on performance milestones or other criteria. The continued vesting of all such equity incentives will be subject to Executive’s continued service to the Company through each applicable vesting date, and in the event Executive’s continued service to the Company is terminated for any reason, all further vesting of such equity incentives will cease as of the date of such termination. The equity incentives will be subject to the terms and conditions of the Company’s Amended and Restated Equity Incentive Plan, as amended (the “Plan”), and a stock option agreement (or other type of agreement for equity inventives that are not stock options) to be entered into between Executive and the Company. That agreement will include such purchase, forfeiture, vesting and other customary provisions as may be required under such equity incentive plan or otherwise approved by the Board of Directors.

(e)Vacation.  During the Term, Executive shall be entitled to the reasonable use of unlimited vacation per the Company’s Unlimited Vacation Policy. Such vacation time will be taken in accordance with the Company's vacation policies.  Executive will use her reasonable efforts to schedule vacation periods to minimize disruption of the Company’s business.  Vacation time will not be accrued.

(f)Withholding.  Executive authorizes the Company to make any and all applicable withholdings of federal and state taxes and other items the Company may be required to deduct, as such items may exist under this Agreement or otherwise from time to time.

(g)Freedom to Contract.  The Executive represents and warrants that Executive has the right to enter into this Agreement, that Executive is eligible for employment by the Company and that no other written or verbal agreements exist that would be in conflict with or prevent performance of any portion of this Agreement.  The Executive further agrees to hold the Company harmless from any and all liability arising out of any contractual obligations entered into by the Executive that would prevent Executive from performing the services Executive is required to perform under this Agreement.

(h)Code Section 409A.  The Parties intend that the benefits provided in this Agreement qualify for the exceptions from coverage under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (and the regulations or other applicable guidance issued pursuant to the Code), such as the exception for “short-term deferrals” under Treas. Reg. Section 1.409A-1(b)(4) and the exception for “involuntary” separation pay plans under Treas. Reg. Section 1.409A-1(b)(9)(iii).  To the extent Code Section 409A is applicable to this Agreement and the benefits provided hereunder, the Company intends that this Agreement comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A.  Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement to the contrary, (i) with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the termination date or other termination of Executive’s employment are intended to mean Executive’s “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i), and (ii) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this

Agreement, including, without limitation, under Sections 4(c) and (d), shall be treated as a right to a series of separate payments.  In addition, if Executive is a “specified employee” within the meaning of Code Section 409A at the time of Executive’s separation from service, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Executive’s “separation from service” shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive in a lump sum on the first business day after the earlier of the date that is six months following Executive’s separation from service.  Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Executive or any other individual to the Company or any of its Affiliates.

4.Term.

(a)Term.  The term of this Agreement shall be two (2) years commencing on the Effective Date, unless terminated earlier pursuant to the terms herein (the “Initial Term”).  Unless earlier terminated pursuant to the terms hereof, the Initial Term shall be automatically extended for additional one-year terms (each, a “Renewal Term”) upon the expiration of the Initial Term or any Renewal Term, unless the Company or Executive delivers to the other at least thirty (30) days prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be, a written notice specifying that the term of Executive’s employment will not be renewed at the end of the Initial Term or the then-current Renewal Term, as the case may be. In anticipation of each Renewal Term, the Company and Executive shall discuss increasing Executive's compensation and benefits. The Initial Term or, in the event that Executive’s employment hereunder is terminated earlier pursuant to the terms hereof or renewed pursuant to this Section 4(a), such shorter or longer period, as the case may be, is referred to herein as the “Term.”

(b)Discharge For Cause. If Executive’s employment is terminated by the Company as a Discharge for Cause, the Company has no further obligation of compensation to the Executive hereunder, except for payment of any base salary compensation, any right to be paid a bonus, any accrued or vested benefits, and out of pocket expense reimbursement earned (pursuant to Sections 3(a), (b), (c) and (d) respectively) and unpaid through the effective date of termination, which, except as otherwise required by law, shall be a date selected at the discretion of the Company.  Executive will no longer be eligible for bonus for period prior to termination. Notwithstanding the foregoing, prior to any Discharge for Cause triggered by a Curable Discharge Event, Executive shall have been provided at least 10 days' notice of such Curable Discharge Event, and Executive shall not have cured such Curable Discharge Event within such 10-day period, if capable of cure.

(c)Discharge Without Cause. If Executive’s employment is terminated by the Company as a Discharge Without Cause, the Company shall continue, subject to Executive’s compliance with the obligations set forth in Sections 4(h) and (i), to pay to Executive an amount equal to Executive’s base salary, as provided in Section 3(a), at the annual rate in effect at the time of termination, for a period equal to twelve (12) months from the date of such termination (“Without Cause Severance Pay”).  Without Cause Severance Pay shall also include, in addition to the foregoing, all amounts of base salary compensation, any accrued or vested benefits, and expense reimbursement earned to the effective date of termination but not yet paid by the

Company.  In addition, if the Executive is terminated in a Discharge Without Cause in the fourth calendar quarter of a year and the Executive and Company achieves the financial objectives on which Executive’s Annual Bonus for such year is based, then Executive shall be eligible to receive a pro-rata share of the Annual Bonus for such (pro-rata based on number of days Executive is employed by the Company in the year of her termination).  Other than the foregoing, Executive shall not be entitled to any compensation hereunder for subsequent periods upon Executive’s termination of employment upon a Discharge Without Cause.  Without Cause Severance Pay shall be payable to Executive in accordance with the Company’s general payroll practices as the same may exist from time to time.  Without Cause Severance Pay will be paid to Executive in equal installments in accordance with the Company’s regular payroll schedule, commencing on the first normal payroll date of the Company following the Release Effective Date (as defined below) and continuing for the applicable period thereafter, with any amounts that otherwise would have been payable prior to the Release Effective Date being added to the initial installment.  Other than Executive’s claims for earned amounts required to be paid, as a condition to receiving Without Cause Severance Pay, Executive shall execute a release of claims in the form attached hereto as Exhibit B (a “Release”, and the effective date of such release shall be referred to herein as the “Release Effective Date”) within 30 days following the date of Executive’s Discharge Without Cause.

(d)Resignation For Good Reason.  Executive’s employment may be immediately terminated by Executive, subject to the notice and time limitations set forth in Section 1(p), upon written notice to the Company of a Resignation For Good Reason.  Upon termination pursuant to this Section 4(d), the Company shall continue to pay Executive an amount equal to Executive’s base salary, as provided in Section 3(a), at the annual rate in effect at the time of termination, for a period equal to twelve (12) months from the date of such termination (“Good Reason Severance Pay”).  Good Reason Severance Pay shall also include, in addition to the foregoing, all amounts of base salary compensation, any accrued or vested benefits, and expense reimbursement earned to the effective date of termination but not yet paid by the Company.  In addition, if the Executive resigns for Good Reason in the fourth calendar quarter of a year and the Company achieves the financial objectives on which Executive’s Annual Bonus for such year is based, then Executive shall be eligible to receive a pro-rata share of the Annual Bonus for such (pro-rata based on number of days Executive is employed by the Company in the year of her termination). Such eligibility is not available if the Resignation for Good Reason is in lieu of a Termination for Cause as determined by the Board of Directors.  Other than the foregoing, Executive shall not be entitled to any payment upon Executive’s termination of employment upon a Resignation For Good Reason.  Good Reason Severance Pay shall be payable in accordance with the Company’s general payroll practices as the same may exist from time to time.  Good Reason Severance Pay will be paid to Executive in equal installments in accordance with the Company’s regular payroll schedule, commencing on the first normal payroll date of the Company following the Release Effective Date and continuing for the applicable period thereafter, with any amounts that otherwise would have been payable prior to such effective date being added to the initial installment.  Other than Executive’s claims for earned amounts required to be paid, as a condition to receiving Good Reason Severance Pay, Executive shall execute a Release within 30 days following the date of Executive’s Resignation For Good Reason.

(e)Termination Upon Death.  This Agreement shall be immediately terminated without action or notice by either party upon the death of Executive and without further obligation by the Company, except for payment of all amounts of base salary compensation and expense reimbursement accrued to the effective date of termination, and except as otherwise required by law.

(f)Termination Upon Permanent Disability.  Executive’s employment under this Agreement may be immediately terminated by the Company upon written notice of a termination for the Permanent Disability of Executive.  Upon termination pursuant to this Section 3(f), the Company shall have no further obligation to Executive, except payment of all amounts of base salary compensation and expense reimbursement accrued to the effective date of termination, except as otherwise required by law.

(g)Termination by Executive other than a Resignation for Good Reason.  Executive shall have the right to terminate her employment with the Company for any reason or for no reason; provided, that if such termination does not constitute a Resignation for Good Reason, Executive shall provide thirty (30) days’ prior written notice to the Company of such termination.  Upon termination pursuant to this Section 3(g), the Company shall have no further obligation to Executive, except payment of all amounts of base salary compensation and expense reimbursement accrued to the effective date of termination, except as otherwise required by law.

(h)Non-Disclosure and Non-Use of Confidential Information.  At all times both during employment of Executive with the Company, and after Executive’s employment relationship with the Company has ended for any reason, Executive agrees that Executive will not, either directly or indirectly, nor will Executive permit any Covered Entity which is Controlled by Executive to, either directly or indirectly, (i) divulge, use, disclose (in any way or in any manner, including by posting on the Internet), reproduce, distribute, or reverse engineer or otherwise provide Confidential Information to any person, firm, corporation, reporter, author, producer or similar person or entity; (ii) take any action that would make available Confidential Information to the general public in any form; (iii) take any action that uses Confidential Information to solicit any Customer or Prospective Customer; or (iv) take any action that uses Confidential Information for solicitation or marketing for any service or product or on Executive’s behalf or on behalf of any entity other than the Company or any of its Subsidiaries or Affiliates with which Executive may become associated, except (A) as required in connection with the performance of such Executive’s duties to the Company, (B) as required to be included in any report, statement or testimony requested by any municipal, state or national regulatory body having jurisdiction over Executive or any Covered Entity which is Controlled by Executive, (C) as required in response to any summons or subpoena or in connection with any litigation, (D) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to Executive or any Covered Entity which is Controlled by Executive, (E) as required in connection with an audit by any taxing authority, or (F) as permitted by the express written consent of the Board of Directors.  In the event that Executive or any such Covered Entity that is Controlled by Executive is required to disclose Confidential Information pursuant to the foregoing exceptions, Executive shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Confidential Information. If the Company does not obtain such relief prior to the time that Executive (or such Covered Entity) is legally compelled to disclose such Confidential Information, Executive (or such Covered Entity) may disclose that portion of the Confidential Information that counsel to Executive advises that Executive is legally compelled to disclose or else stand liable for contempt or suffer censure or penalty.  In such cases, Executive shall promptly provide the Company with a copy of the Confidential Information so disclosed.  This provision applies without limitation to unauthorized use of Confidential Information in any medium, including film, videotape, audiotape and writings of any kind (including books, articles, e-mails, texts, blogs and websites).

(i)Other Agreements. In addition to this Agreement, Executive has entered into and shall abide by Company agreements and Company policies that other executive employees are required to enter into and follow upon commencement of employment, including without limitation that certain “At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement” by and between Company and Executive dated as of January 18, 2023 (the “At Will Employment Agreement”), which includes among other provisions, a covenant not to compete with the Company (at Section 8A thereof) and to not solicit its Customers, Prospective Customers and employees (at Section 8(B) thereof) for a period of time following the termination of Executive’s employment with the Company.  This Agreement and the At Will Employment Agreement are intended to be read together, as far as practicable, as one agreement; however, in the event of a conflict between this Agreement and the At Will Employment Agreement, the terms of the At-Will Employment Agreement shall control and will be deemed to supersede the associated conflicting term in this Agreement.  Any termination of this Agreement shall not, in itself, terminate the At Will Employment Agreement. Executive agrees that the payment of any severance, including Without Cause Severance Pay or Good Reason Severance Pay, is conditioned on Executive’s compliance with the At-Will Employment Agreement and that, if Executive breaches any of the provisions therein, Executive (A) forfeits his rights to receive any Without Cause Severance Pay or Good Reason Severance Pay and (B) will repay, or cause to be repaid, to the Company the full amount of any severance, including Without Cause Severance Pay or Good Reason Severance Pay paid by the Company to him prior to the date of such breach.

(j)Non-Disparagement.  The Executive agrees that, during the Term and thereafter, the Executive will make no disparaging or detrimental comments about the Company or its Affiliates or any of their respective officers, directors, managers, employees or agents, nor will the Executive authorize, encourage or participate with anyone on the Executive’s behalf to make such statements. The Company agrees that, during the Term and thereafter, the Company and its respective officers and directors will make no disparaging statements about the Executive.

(k)Change in Control Severance. If a Change in Control shall occur and within one (1) year after the date of the occurrence of such Change in Control Executive’s employment is terminated by the Company as a Discharge Without Cause or Executive shall terminate Executive’s employment pursuant to a Resignation for Good Reason (in either case, a “Change in Control Severance”), then subject to Executive’s execution of the Release and in lieu of the benefits otherwise set forth in this Section 4: (i) The Company shall pay Executive within thirty (30) days of the Date of Termination (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to (A) one year of Executive’s annual Base Salary; (B) the Annual Bonus Executive would receive for the year of termination assuming target individual and Company performance; and (C) the one year cost of continued medical, dental and vision benefits (but no other benefits) at the same level as if Executive remained actively employed during the Change in Control severance period, and (ii) all outstanding stock options and other equity incentives issued by the Company to Executive which are subject to vesting over time based on length of service with the Company shall automatically become fully vested when the Release is effective and becomes irrevocable.

(l)Enforcement; Survival.  Executive acknowledges that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Executive.  Executive’s sole and exclusive remedy in the event of a breach of this Agreement by the Company shall be, as applicable, payment of Without Cause Severance Pay or Good Reason Severance Pay or the compensation and benefits provided in the event of a termination following a Change in Control.  The provisions of Sections 4(h) through 4(n) of this Agreement, and any other provisions which, by their nature, ought to survive, shall survive any termination of this Agreement.

5.Successors and Assigns.  The terms and provisions set forth in this Agreement inure to the benefit of and are enforceable by the Company and its successors, assigns and successors-in-interest, including without limitation, any corporation or other entity with which the Company may be merged or by which it may be acquired, or which may be the acquiring entity in a sale of substantially all of its assets or similar form of reorganization.  This Agreement may not be assigned by Executive, and any such assignment shall be null and void.

6.Entire Agreement.  This Agreement (including agreements referenced in this Agreement, such as the At Will Employment Agreement, and any attachments and exhibits hereto) contains the Parties’ sole and entire agreement regarding the employment of Executive by the Company and supersedes all prior understandings and agreements, whether written or oral, including, but not limited to, any offer letters or other agreements regarding Executive’s compensation or terms of employment entered into prior to the Effective Date. The parties acknowledge and agree that no party hereto has made any representations (a) concerning the subject matter hereof or (b) inducing the other party to execute and deliver this Agreement, except those representations specifically referenced herein.  The parties have relied on their own judgment in entering into this Agreement.

7.Amendment; Waiver.  No modification or amendment of or supplement to this Agreement shall be binding unless executed in writing by the Company and Executive.  Any term or provision of this Agreement may be waived in writing at any time by the party entitled to the benefits thereof.  No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege.  No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement.

8.Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Colorado without reference to the principles of conflicts of law of the State of Colorado or any other jurisdiction, and where applicable, the laws of the United States.

9.Severability.  If any provision or term of this Agreement is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to be effective for the maximum period of time for which it/they may be enforceable and over the maximum geographical area as to which it/they may be enforceable and to the maximum extent in all other respects as to which it/they may be enforceable.  Such modified restriction(s) shall be enforced by the court or adjudicator.  In the event that modification is not possible, because each of Executive’s obligations in each section of this Agreement are separate and independent covenants, any unenforceable obligation shall be severed, and all remaining obligations shall be enforced. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

10.Construction.

(a)Section Headings.  The section and subsection headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

(b)Gender and Number.  Whenever required by the context, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter and feminine genders and vice versa.

(c)Joint Preparation.  The Parties to this Agreement have negotiated it at length, and have had the opportunity to consult with and be represented by their own competent counsel.  This Agreement is therefore deemed to have been jointly prepared by the parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

11.Notices.  All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by recognized overnight courier or registered or certified mail (return receipt requested), upon the earlier of actual delivery or refusal of delivery by the addressee or her, her agent or representative, or (c) if given by facsimile or email, upon non-automated confirmation of transmission. In each case to the Parties at the following addresses:

(a) To the Company:	Human Resources and General Counsel
6272 W. 91st Avenue
Westminster, CO 80031

info@trisaluslifesci.com

(b) To Executive:	To the address listed on the signature page hereto.

(c) or at any other address as any Party shall have specified by notice in writing to the other Party.

12.Third-Party Rights.  Except to the extent specifically contemplated by this Agreement, this Agreement shall not create benefits on behalf of any other person or entity not a party to this Agreement, and this Agreement shall be effective only as between the Parties hereto, their successors and permitted assigns.

13.Arbitration.  Any controversy, claim or dispute involving the Parties hereto (or their Affiliates) arising out of or relating to this Agreement, or the subject matter thereof, shall be solely and exclusively settled by a binding arbitration held in Denver, Colorado to be administered by the American Arbitration Association (“AAA”). Such arbitration shall be conducted in accordance with the then-existing Employment Arbitration Rules of the AAA, with the following exceptions if in conflict: (a) the arbitrator shall be selected by the mutual agreement of the Parties; if the Parties cannot agree on an arbitrator, the Parties shall alternately strike names from a list provided by the AAA until only one name remains; (b) the Company shall pay fees and administrative costs charged by the arbitrator and American Arbitration Association; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to AAA rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorney fees and expenses. The arbitrator shall have the power to award any remedies available under applicable law. In addition, the arbitrator shall award attorneys’ fees and costs to the prevailing party, in an amount no greater than allowable by law.  The Parties hereto agree that the arbitrator will allow only such discovery as is required by law.   The Parties agree to abide by all decisions and awards rendered in such arbitration proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties.  Notwithstanding the foregoing, claims of worker’s compensation and unemployment compensation benefits shall not be subject to arbitration under this Agreement.

14.Consent to Jurisdiction and Venue.  An action or proceeding by either of the Parties to compel arbitration under this Agreement may be brought in the United States District Court for the District of Colorado or, if such court does not have jurisdiction over such matter, the appropriate Colorado State or County court that has jurisdiction. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of enforcement and for any other remedies which may be necessary to effectuate such decision or award.  The Parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue. The Parties irrevocably agree that that all actions or proceedings arising out of or relating to this Agreement which are not subject to arbitration as set forth in this Section 14 shall be litigated in such court and consent to personal jurisdiction within and venue of such court.  Executive consents not to initiate or pursue any action related to her employment or this Agreement in any jurisdiction or venue other than as set forth in this Agreement.

15.Injunctive Relief.  Executive understands and acknowledges that the covenants set forth in Sections 4(h) through (j) impose a reasonable restraint on Executive in light of the business and activities of the Company and its Subsidiaries and Affiliates.  Executive acknowledges that Executive’s expertise is of a special and unique character which gives this expertise a particular value, and that a breach of Sections 4(h) through (j) by Executive will cause serious and potentially irreparable harm to the Company and its Subsidiaries and Affiliates.  Executive therefore acknowledges that a breach of Sections 4(h) through (j) by Executive cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company and its Subsidiaries and Affiliates from a violation of this Agreement and from the harm which this Agreement is intended to prevent.  By reason thereof, Executive acknowledges that notwithstanding Section 14 hereof, the Company is entitled to seek injunctive relief in court for any violation of Sections 4(h) through (j) and the Company and its Subsidiaries and Affiliates are entitled, in addition to any other remedies they may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement.

16.Cooperation and Further Actions.  The Parties agree to perform any and all acts and to execute and deliver any and all documents necessary or convenient to carry out the terms of this Agreement.

17.Attorneys' Fees. In the event of any dispute related to or based upon this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys' fees and costs.

18.Counterparts.  This Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original, and all such counterparts together shall be considered one and the same instrument.

19.Executive Acknowledgment.  Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in this Agreement. The Parties have entered into this Agreement based on their own judgment after being advised to, and having the opportunity to, consult with legal counsel.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Amended and Restated Executive Employment Agreement as of the Effective Date.

TriSalus Life Sciences, Inc.

By:	/s/Mats Wahlstrom
Name:	Mats Wahlstrom
Title:	Chairman of the Board
Date:	March 2, 2023

EXECUTIVE

/s/ Mary Szela
Mary Szela

Address: [**]
Date: March 2, 2023
Email: [**]

EXHIBIT A

EXISTING BOARD POSITIONS

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EXHIBIT B

AGREEMENT AND RELEASE

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